UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 2, 2006
LANDSTAR SYSTEM, INC.
(Exact name of registrant as specified in its charter)

Delaware	021238	06-1313069
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13410 Sutton Park Drive South, Jacksonville, Florida	32224
(Address of principal executive offices)	(Zip Code)
(904) 398-9400
(Registrant’s telephone number, including area code)
N/A
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Landstar System, Inc. (“Landstar”) maintains an annual incentive bonus plan (the “Plan”) that provides for the payment of incentive compensation to select executive officers, based upon the achievement of performance objectives established by the Compensation Committee of the Board of Directors. In the ordinary course, this Plan serves as the primary vehicle to reward executive officers for their performance and Landstar’s performance in a particular fiscal year. Henry H. Gerkens, Landstar’s President and Chief Executive Officer and Robert C. LaRose, Landstar’s Executive Vice President and Chief Financial Officer, each received a bonus of $2 million for 2005 under the Plan. In light of the outstanding performance Landstar achieved in 2005, the Compensation Committee unanimously determined on January 31, 2006 that Mr. Gerkens and Mr. LaRose should receive additional cash bonuses of $1,000,000 and $250,000, respectively, in recognition of Landstar’s performance over and above any amounts that would otherwise be due and payable under Landstar’s generally applicable compensation practices.
Item 2.02 Results of Operations and Financial Condition
On February 2, 2006, Landstar System, Inc. issued a press release announcing results for the fourth quarter of fiscal 2005. A copy of the press release is attached hereto as Exhibit 99.1.
In the press release attached hereto as Exhibit 99.1, Landstar provided the following information that may be deemed non-GAAP financial measures: (1) percentage increase in revenue during both the fiscal quarter ended December 31, 2005 as compared to the fiscal quarter ended December 25, 2004, and the fiscal year ended December 31, 2005 as compared to the fiscal year ended December 25, 2004, excluding revenue in each period related to emergency transportation services provided under a contract between Landstar Express America, Inc. and the United States Department of Transportation/ Federal Aviation Administration (the “FAA Contract”); (2) percentage increase in diluted earnings per share for the fiscal year ended December 31, 2005, as compared to the fiscal year ended December 25, 2004, excluding from net income in each period the earnings attributable to the emergency transportation services provided under the FAA Contract; (3) operating margin and the increase in operating margin for the fiscal quarter ended December 31, 2005, excluding revenue and earnings attributable to emergency transportation services provided under the FAA Contract and (4) with respect to the fiscal year and fiscal quarter periods ended December 31, 2005 and December 25, 2004, revenue per load for the global logistics segment, excluding revenue and loads related to emergency transportation services provided primarily under the FAA Contract.
Also, in this press release Landstar provided the following non-GAAP financial measures with respect to anticipated results for the fiscal year ended December 30, 2006, as compared to the fiscal year ended December 31, 2005: revenue and earnings per diluted share excluding revenue and net income attributable to emergency transportation services provided under the FAA Contract and the cost to be reported from the adoption of Financial Accounting Standards No. 123(revised), Share-Based Payment.
Each of the foregoing financial measures should be considered in addition to, and not as a substitute for, the corresponding GAAP financial information also presented in the press release.
Management believes that it is appropriate to present this financial information for the following reasons: (1) disclosure of these matters will allow investors to better understand the underlying trends in Landstar’s financial condition and results of operations; (2) this information will facilitate comparisons by investors of Landstar’s results as compared to the results of peer companies; (3) a significant portion of the emergency transportation services previously provided under the FAA Contract were provided on the basis of a daily rate for the use of transportation equipment in question, and therefore load and per load information is not necessarily available or appropriate for a significant portion of the related revenue; (4) management considers this financial information in its decision making; and (5) management believes it impractical to project revenue for the 2006 fiscal year attributable to emergency transportation services that may be provided under the FAA Contract.
The information furnished under Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.
Item 9.01 Financial Statements and Exhibits
Exhibits
   99.1                News Release dated February 2, 2006 of Landstar System, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDSTAR SYSTEM, INC.
Date: February 2, 2006	By:	/s/ Robert C. LaRose
		Name:	Robert C. LaRose
		Title:	Executive Vice President and Chief Financial Officer

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